EXHIBIT 5

[QUARLES & BRADY LLP LOGO]	411 East Wisconsin Avenue Milwaukee, Wisconsin 53202-4497 Telephone: 414/277-5000 Fax: 414/271-3552

May 8, 2002

American Medical Security Group, Inc.
3100 AMS Boulevard
Green Bay, Wisconsin 54313

Ladies and Gentlemen:

        We have acted as counsel for American Medical Security Group, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-86660), as amended (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed underwritten public offering by Blue Cross & Blue Shield United of Wisconsin (the "Selling Shareholder") of up to 4,025,000 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of the Company and associated preferred share purchase rights (the "Rights"). The terms of the Rights are set forth in the Rights Agreement, dated as of August 9, 2001, as amended, between the Company and LaSalle Bank National Association (as successor rights agent to Firstar Bank, N.A.), as Rights Agent (the "Rights Agreement").

        In connection with this opinion, we have examined (i) the Registration Statement, including the Prospectus; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Rights Agreement; (iv) resolutions of the Company's Board of Directors relating to the Registration Statement, the secondary offering of the Shares and related matters; (v) certain agreements between the Company and the Selling Shareholder; and (vi) such other proceedings, documents, records and matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials. Among other things, it has been represented to us that the Company received the consideration for which the Board of Directors of the Company authorized the issuance of each Share when such Share was issued or that the Shares were issued in stock splits or stock dividends in compliance with the applicable statutory requirements for such issuances.

        Based upon the foregoing, we are of the opinion that:

          1.  The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2.  The Shares are validly issued, fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

          3.  The Rights have been validly issued.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Quarles & Brady LLP

                      QUARLES & BRADY LLP